Computershare Fund Serivces – Outbound Proxy Voting Campaign for Broadview Opportunity Fund

Hello, I am trying to reach < *Shareholder Full Name* >. Is he/she available?

If yes, confirm Shareholder identity

INTRO

My name is < *Agent Full Name* > and I am calling on a recorded line regarding your investment in the Broadview Opportunity Fund.

< Use Alternate Scripting if appropriate >

Materials were sent to you regarding the upcoming shareholder meeting and at this time we have not received your vote. The Board is recommending a vote FOR the Proposal. **Would you like to vote along with the recommendations of the Board?**

If yes / If vote direction is given

If No / SH Declines to Vote

< *Use Appropriate Rebuttal followed by*>
Would you like to vote along with the recommendations of the Board?

Vote direction is given

SH Declines to Vote after rebuttals

DUPES

If Households for same SH:
I see you have additional investments with the Broadview Opportunity Fund Would you like to vote the same way on those investments?

CONFIRMATION

Thank you. I am recording a < *For / Against / Abstain* > vote on your Broadview Opportunity Fund investment*(s)* and will send a printed confirmation *<for each>* to < *Registration Street address* >.

For confirmation purposes, may I have your city, state and zip code?

< *note: if SH declines, we can accept vote with correct zip or city* >

Thank you for your time and your vote. Have a great < *day / evening* >.

If Households for additional SHs:
Thank you. I see that < *Other SH Name* > also holds this investment. May I speak to them?

If yes

If no

WHO'S CALLING

Who's Calling? (prior to confirming Shareholder

My name is < *Agent Full Name* > and I'm calling on a recorded line regarding the upcoming shareholder meeting for the Broadview Opportunity Fund.
Is < *SH Full Name* > available?

If yes

If a third party needs more info

We are just following up on some materials that were mailed to them. Is < *SH Full Name* > available?

Note: Look for other shareholders / JT TEN

If no

Is there a better time to reach them?

< *If appropriate* >

We can be reached at 1-866-612-1831 and are available weekdays between 9am and 11pm EST and between noon and 6pm EST on Saturday.

Thank you for your time. Have a great < *day / evening* >.